Exhibit 107

Calculation of Filing Fee Tables

SCHEDULE 14A

(Form Type)

VECTRUS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1 — Transaction Value

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$722,750,941	(1)(2)	$92.70 per $1,000,000	$66,999.01	(3)
Fees Previously Paid	—			—
Total Transaction Valuation	$722,750,941
Total Fees Due for Filing				$66,999.01
Total Fees Previously Paid				—
Total Fee Offsets				—
Net Fee Due				$66,999.01

(1)	Title of each class of securities to which the transaction applies: Common stock, par value $0.01 per share, of Vectrus common stock.

(2)	Aggregate number of securities to which the transaction applies: 19,937,957 shares of Vectrus common stock, which consists of: (a) 18,591,868 shares of Vectrus common stock expected to be issued upon closing of the transaction; and (b) 1,346,089 shares of Vectrus common stock underlying restricted stock units expected to be issued upon closing of the transaction.

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee in accordance with Rule 0-11(c)(1) under the Exchange Act, the underlying value of the transaction was calculated based on the sum of: (a) the product of 18,591,868 shares of Vectrus common stock and $36.25 (i.e., the average of the high and low prices reported on the New York Stock Exchange for Vectrus common stock on April 25, 2022); and (b) the product of 1,346,089 shares of Vectrus common stock underlying restricted stock units and $36.25 (i.e., the average of the high and low prices reported on the New York Stock Exchange for Vectrus common stock on April 25, 2022). In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying .0000927 by the amount calculated pursuant to the preceding sentence.

Table 2 –– Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		—	—	—		—
Fee Offset Sources	—	—	—		—		—